UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2005

FRANKLIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-09318	13-2670991
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One Franklin Parkway, San Mateo, California	94403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 312-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On December 23, 2005, the Compensation Committee of the Board of Directors of Franklin Resources, Inc. (the “Company”), pursuant to its authority under the Company’s 2004 Key Executive Incentive Compensation Plan, established a maximum individual target award of $7,000,000 for the fiscal year ended September 30, 2006 (the “2006 fiscal year”) for Mr. Gregory E. Johnson, the Company’s President and Chief Executive Officer. If the Company’s operating profit margin is at least 26.35% for the 2006 fiscal year, then Mr. Johnson will be entitled to receive $1,500,000 of the aggregate maximum individual target award. If such operating profit margin is less than 26.35%, then Mr. Johnson will forfeit any right to receive this $1,500,000 portion of the target award. If the average of the percentage growth of diluted earnings per share (as adjusted, if applicable, by a potential one-time repatriation of foreign-based earnings, if approved by the Board of Directors and made in accordance with the provisions of the American Jobs Creation Act of 2004, provided there also should be a special election made pursuant thereto) and pre-tax operating income for the 2006 fiscal year is 25% or greater, then Mr. Johnson will be entitled to receive $5,500,000 of the target award. If such percentage is 20% to 24%, then he will be entitled to receive $4,500,000; if the percentage is 15% to 19%, then he will be entitled to receive $3,500,000; if the percentage is 10% to 14%, then he will be entitled to receive $2,500,000; and if the percentage is 5% to 9%, then he will be entitled to receive $1,500,000. If such percentage is less than 5%, then Mr. Johnson will forfeit any right to receive this $5,500,000 portion of the target award. Pre-tax operating income is defined as total operating revenue less total operating expenses determined on a consolidated basis reported as operating income included in the Company’s earnings release issued after the fourth quarter of the 2006 fiscal year. Notwithstanding the potential amounts receivable pursuant to the target award, the actual award amounts payable to Mr. Johnson are subject to the Compensation Committee’s authority to reduce the award amounts otherwise payable to him. Additionally, the award amounts are payable in cash or common stock at the discretion of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN RESOURCES, INC.

Date: December 23, 2005	/s/ Barbara J. Green
Name: Barbara J. Green Title: Vice President, Deputy General Counsel and Secretary